Exhibit (d)(1)(i)

1290 FUNDS

AMENDMENT NO. 1

TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1, effective as of November 29, 2023 (“Amendment No. 1”) to the Investment Advisory Agreement, dated as of January 1, 2023 (the “Agreement”), between 1290 Funds, a Delaware statutory trust (the “Trust”), and Equitable Investment Management, LLC, a limited liability company organized in the State of Delaware (“Adviser”).

WHEREAS, the Trust and the Adviser desire to change the name of the 1290 Retirement 2060 Fund to 1290 Avantis U.S. Large Cap Growth Fund, effective November 29, 2023.

NOW THEREFORE, the Trust and Adviser agree to modify and amend the Agreement as follows:

1.

Appendix A: Appendix A to the Agreement, which sets forth the Funds of the Trust for which the Adviser is appointed investment adviser is hereby replaced in its entirety by Appendix A attached hereto; and

2.	Appendix B: Appendix B to the Agreement, which sets forth the fees payable to the Adviser with respect to each Fund is hereby replaced in its entirety by Appendix B attached hereto.

Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first above set forth.

1290 FUNDS		EQUITABLE INVESTMENT MANAGEMENT, LLC

By:	/s/ Brian Walsh	By:	/s/ Kenneth Kozlowski
	Brian Walsh		Kenneth Kozlowski
	Chief Financial Officer and Treasurer		Executive Vice President and Chief Investment Officer

APPENDIX A

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

Funds

1290 Avantis U.S. Large Cap Growth Fund

(formerly, 1290 Retirement 2060 Fund)

1290 Diversified Bond Fund

1290 Essex Small Cap Growth Fund

1290 GAMCO Small/Mid Cap Value Fund

1290 High Yield Bond Fund

1290 Loomis Sayles Multi-Asset Income Fund

1290 Multi-Alternative Strategies Fund

1290 SmartBeta Equity Fund

1290 Retirement 2020 Fund

1290 Retirement 2025 Fund

1290 Retirement 2030 Fund

1290 Retirement 2035 Fund

1290 Retirement 2040 Fund

1290 Retirement 2045 Fund

1290 Retirement 2050 Fund

1290 Retirement 2055 Fund

APPENDIX B

AMENDMENT NO. 1

TO

INVESTMENT ADVISORY AGREEMENT

The Trust will pay the Adviser, on a monthly basis, compensation computed and accrued daily at an annual rate equal to the following:

	(as a percentage of net assets)
Fund	First $1 Billion	Next $1 Billion	Next $3 Billion	Next $5 Billion	Thereafter
1290 Essex Small Cap Growth	0.750%	0.700%	0.675%	0.650%	0.625%
1290 GAMCO Small/Mid Cap Value	0.750%	0.700%	0.675%	0.650%	0.625%
1290 Loomis Sayles Multi-Asset Income	0.650%	0.600%	0.575%	0.550%	0.525%
1290 SmartBeta Equity	0.700%	0.650%	0.625%	0.600%	0.575%

	(as a percentage of net assets)
Fund	First $4 Billion	Next $4 Billion	Thereafter
1290 High Yield Bond	0.600%	0.580%	0.560%
1290 Diversified Bond	0.600%	0.580%	0.560%

	(as a percentage of net assets)
Fund	First $4 Billion	Next $4 Billion	Next $2 Billion	Thereafter
1290 Multi-Alternative Strategies	0.500%	0.490%	0.480%	0.470%

Fund	(as a percentage of net assets)
1290 Retirement 2020 Fund	0.500%
1290 Retirement 2025 Fund	0.500%
1290 Retirement 2030 Fund	0.500%
1290 Retirement 2035 Fund	0.500%
1290 Retirement 2040 Fund	0.500%
1290 Retirement 2045 Fund	0.500%
1290 Retirement 2050 Fund	0.500%
1290 Retirement 2055 Fund	0.500%
1290 Avantis U.S. Large Cap Growth (formerly, 1290 Retirement 2060 Fund)	0.500%